EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-72508, 333-95765, 333-37641, 033-85766 and 333-117407 of Micro Component Technology, Inc. (the Company) on Form S-8 and Registration Statement Nos. 333-124762, 333-104590, 333-108072 and 333-115125 on Form S-2, and Registration Statement No. 333-133276 on Form S-1 of our report dated March 30, 2007, which expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s ability to continue as a going concern, appearing in this Annual Report on Form 10-K of Micro Component Technology, Inc. for the year ended December 31, 2006.

/s/ Olsen, Thielen & Co. Ltd.

St. Paul, Minnesota

March 30, 2007